As filed with the Securities and Exchange Commission on August 4, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________
Earthstone Energy, Inc.
(Exact name of Registrant as specified in its charter)
__________

Delaware	84-0592823
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
(Address of Principal Executive Offices)(Zip Code)
__________

Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan
(Full title of the plan)
__________

Robert J. Anderson
President and Chief Executive Officer
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
(Name and address of agent for service)

(281) 298-4246
(Telephone Number, including area code, of agent for service)
__________

The Commission is requested to send copies of all communications to:
Reid A. Godbolt, Esq.
Adam J. Fogoros, Esq.
Jones & Keller, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Telephone: (303) 573-1600
__________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.001 par value per share	2,600,000	$9.51	$24,726,000.00	$2,697.61
Total	2,600,000	$9.51	$24,726,000.00	$2,697.61

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), of Earthstone Energy, Inc., a Delaware corporation (the “Registrant”), as may be issued by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act on the basis of the average of the high and low sales prices of the Class A Common Stock on the New York Stock Exchange on August 3, 2021, within five business days prior to filing.

i

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

Earthstone Energy, Inc. (the “Company”) previously filed a Registration Statement on Form S-8 (File No. 333-210734) registering 1,500,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), under the Earthstone Energy, Inc. 2014 Long-Term Incentive Plan, as amended and restated (the “Plan”), on April 13, 2016.  On May 9, 2017, each share of Common Stock was exchanged for one share of Class A common stock, $0.001 par value per share (the “Class A Common Stock”), of the Company. The Company previously filed a Registration Statement on Form S-8 (File No. 333-221248) registering 4,300,000 shares of the Company’s Class A Common Stock, under the Plan on October 31, 2017. The Company previously filed a Registration Statement on Form S-8 (File No. 333-227720) registering 600,000 shares of the Company’s Class A Common Stock, under the Plan on October 5, 2018. The Company previously filed a Registration Statement on Form S-8 (File No. 333-240998) registering 3,000,000 shares of the Company’s Class A Common Stock, under the Plan on August 5, 2020. The Company hereby incorporates by reference the contents of the previously filed Registration Statements on Form S-8 to the extent not otherwise amended or superseded by the contents of this Registration Statement.

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed to register an additional 2,600,000 shares of Class A Common Stock under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports, proxy statements and other information with the Commission. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the Commission:

•our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 10, 2021, as amended on Form 10-K/A filed with the Commission on April 9, 2021;

•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Commission on May 5, 2021;

•our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the Commission on August 4, 2021;

•our Current Reports on Form 8-K filed with the Commission on January 13, 2021, January 29,2021, March 10, 2021, April 5, 2021, April 20, 2021, April 29, 2021, June 7, 2021, July 23, 2021, and on Form 8-K/A filed on February 24, 2021; and

•the description of the Class A Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on May 9, 2017 and any amendments or reports filed for the purpose of updating that description.
In addition, all documents which we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed) after the date hereof and prior to the filing of a post-

effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents, provided that, unless specifically stated to the contrary, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into or otherwise included in this Registration Statement. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns 17,075 shares of our Class A Common Stock held of record by a limited liability company he owns jointly with his spouse.

Item 6.    Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
The Third Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc., as amended (the “Certificate of Incorporation”), contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors are not personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•any breach of their duty of loyalty to the Company or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the DGCL.
The Certificate of Incorporation provides that the Company will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Company’s directors or officers or is or was serving at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Certificate of Incorporation provides that the Company may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Company’s employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
Further, the Company has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Company to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Company believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions included in the Certificate of Incorporation and in indemnification agreements that the Company has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against its directors and executive officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.
The Company has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.
Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Company’s board of directors.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Number	Exhibit Title

4.1
Third Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc. dated May 9, 2017 (included as Exhibit 3.1 to the Registration Statement on Form 8-A filed by the Registrant with the Commission on May 9, 2017 and incorporated by reference herein).

4.1(a)
Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc. dated July 20, 2021 (included as Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on July 23, 2021 and incorporated by reference herein).

4.2
Amended and Restated Bylaws of Earthstone Energy, Inc. dated February 26, 2010 (included as Exhibit 3(ii) to the Current Report on Form 8-K filed by the Registrant with the Commission on March 3, 2010 and incorporated by reference herein).

4.2(a)
First Amendment to the Amended and Restated Bylaws of Earthstone Energy, Inc. dated November 22, 2011 (included as Exhibit 3(ii)c to the Current Report on Form 8-K filed by the Registrant with the Commission on November 23, 2011 and incorporated by reference herein).

4.2(b)
Second Amendment to the Amended and Restated Bylaws of Earthstone Energy, Inc. dated October 22, 2015 (included as Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant with the Commission on October 26, 2015 and incorporated by reference herein).

4.3
Specimen Class A Common Stock Certificate of Earthstone Energy, Inc. (included as Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on May 15, 2017 and incorporated by reference herein)

5.1*	Opinion of Jones & Keller, P.C.

10.1
Earthstone Energy, Inc. 2014 Long-Term Incentive Plan (included as Exhibit 10.3 of the Current Report on Form 8-K filed by the Registrant with the Commission on December 29, 2014 and incorporated by reference herein).

10.2
First Amendment to the Earthstone Energy, Inc. 2014 Long-Term Incentive Plan (included as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on October 26, 2015 and incorporated by reference herein).

10.3
Second Amendment to the Earthstone Energy, Inc. 2014 Long-Term Incentive Plan (included as Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant with the Commission on May 15, 2017 and incorporated by reference herein).

10.4
Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (included as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on June 6, 2018 and incorporated by reference herein).

10.5
First Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (included as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on June 5, 2020 and incorporated by reference herein).

10.6
Second Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (included as Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant with the Commission on July 23, 2021 and incorporated by reference herein).

23.1*	Consent of Moss Adams LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Plante & Moran, PLLC.

23.4*	Consent of Cawley, Gillespie & Associates, Inc.

23.5*	Consent of Jones & Keller, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereof).
__________________
*      Filed herewith.

Item 9.    Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on August 4, 2021.

EARTHSTONE ENERGY, INC. (the “Registrant”)

By:	/s/ Robert J. Anderson
Robert J. Anderson President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert J. Anderson and Tony Oviedo, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 4, 2021.

Signature	Title

/s/ Frank A. Lodzinski	Executive Chairman of the Board of Directors
Frank A. Lodzinski

/s/ Robert J. Anderson	Director, President and Chief Executive Officer (Principal Executive Officer)
Robert J. Anderson

/s/ Tony Oviedo	Executive Vice President, Accounting and Administration (Principal Financial
Tony Oviedo	Officer)

/s/ David S. Habachy	Director
David S. Habachy

/s/ Jay F. Joliat	Director
Jay F. Joliat

/s/ Phil D. Kramer	Director
Phil D. Kramer

/s/ Ray Singleton	Director
Ray Singleton

/s/ Wynne M. Snoots, Jr.	Director
Wynne M. Snoots, Jr.

/s/ Brad A. Thielemann	Director
Brad A. Thielemann

/s/ Zachary G. Urban	Director
Zachary G. Urban

/s/ Robert L. Zorich	Director
Robert L. Zorich